UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2022

INTERNATIONAL BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas	000-09439	74-2157138
(State or other Jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 San Bernardo, Laredo, Texas	78040-1359
(Address of principal executive offices)	(ZIP Code)

(Registrant’s telephone number, including area code)   (956) 722-7611

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below);

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 250.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $1.00 par value	IBOC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2022 International Bancshares Corporation (“IBC”) issued a news release announcing Ms. Diana G. Zuniga’s appointment to IBC’s Board of Directors (the “Board”), effective February 23, 2022, to fill the vacancy created by Irving Greenblum’s retirement. The board unanimously voted to appoint Ms. Zuniga as a new director of IBC after recommendation from the Board’s Nominating Committee. “Ms. Zuniga will bring her talent, experience and maturity to our holding company Board. She is an accomplished, highly respected entrepreneur and a community leader that will add value to our Board deliberations and our company, said Dennis E. Nixon, Chairman”

Ms. Zuniga has served as an advisory director of IBC’s subsidiary bank, IBC Austin from 2005 to present and will continue to be part of our IBC Austin advisory board. Also, over the course of her career, Ms. Zuniga has been involved with real estate projects as a development partner in various residential and commercial properties in the Austin and San Antonio, Texas area. She is the President and Owner of Investors Alliance, Inc. a commercial real estate firm she founded in 1996, which specializes in investment property sales and acquisitions.

Ms. Zuniga is a CCIM (Certified Commercial Investment Member of the Commercial-Investment Real Estate Institute) and a graduate of the University of Texas at Austin with a Bachelor of Science degree in Education.

Over the years Ms. Zuniga has also participated in the following civic and real estate organizations and held the following positions: member of the board of the Wilbarger Creek Municipal Utility District # 1; past president, board and executive committee member of the Real Estate Council of Austin; past board member of the Central Texas Commercial Association of Realtors; and past President of the Austin Commercial Real Estate Society.

Ms. Zuniga has over 35 years of experience as an investor, managing partner and real estate broker. Ms. Zuniga has also received numerous awards recognizing her abilities and accomplishments. Most recently, she received the Austin Business Journal W. Neal Kocurek Award for Special Achievement in Commercial Real Estate. In early 2020 she received the Nash Phillips Lifetime Achievement Award from the Austin Commercial Real Estate Society. In 2013, she became one of only two Texans to receive the National Commercial Award from the National Association of Realtors.

There was no arrangement or understanding between Ms. Zuniga and any other person pursuant to which Ms. Zuniga was selected as a director.

Ms. Zuniga and members of her immediate family and the companies with which they are associated were customers of, and had banking transactions with, IBC’s subsidiary banks in the ordinary course of the subsidiary banks’ business during 2019, 2020 and 2021, and IBC anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to IBC, and all of such indebtedness is fully performing and complies with Federal lending restrictions included in Section 22(h) of the Federal Reserve Act (12 U.S.C. 375b). The indebtedness, in the opinion of IBC’s management, did not involve more than a normal risk of collectability or present other unfavorable features.

Ms. Zuniga will receive the standard compensation provided to IBC’s non-employee directors, the details of which are as follows:

•	compensation for her service as a director of IBC in the amount of $1,000 for each IBC Board meeting and $400 for each meeting of a Board committee she attends. Occasionally, Board meetings are held by telephone conference, or Board action is taken by written consent, and she will not be paid for those meetings or written consents;

•	compensation for her service as an advisory director of a subsidiary bank in the amount of $700 for each board meeting of the bank that she attends;

•	potentially, a discretionary year-end payment, which historically has been approximately $2,000; and

•	no stock options, equity-based awards, or other forms of non-equity incentive plan compensation are granted in connection with her service as a member of IBC’s Board or as a member of any subsidiary banks’ advisory board of directors.

The news release announcing the director appointment described in Item 5.02(d) above attached hereto and filed herewith as Exhibit 99, is incorporated herein by reference.

All of the information furnished in Item 8.01 of this report and the accompanying exhibits is also intended to be included under “Item 7.01 — Regulation Fair Disclosure,” shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, is not subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

99	News Release of International Bancshares Corporation dated February 28, 2022, entitled, “International Bancshares Corporation Announces Appointment of New Director”
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL BANCSHARES CORPORATION
(Registrant)

	By:	/s/ Dennis E. Nixon
Dennis E. Nixon, President and
Chairman of the Board

February 28, 2022

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